Exhibit 3.1

CERTIFICATE OF FORMATION

OF

APPLESEED HOLDCO LLC

This Certificate of Formation of Appleseed Holdco LLC (the “Company”), dated as of November 12, 2021, has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et. seq).

FIRST. The name of the limited liability company formed hereby is Appleseed Holdco LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date and year first above written.

By:	/s/ Christine Brennan
Name: Christine Brennan
Title: Authorized Person

[Signature Page to Appleseed Holdco LLC Certificate of Formation]